Exhibit 99.1

Titan Machinery Inc. Announces Results for Fiscal Third Quarter Ended October 31, 2013

-Third Quarter Revenue Increased to $588 Million-

-Company Updates Annual Fiscal 2014 Guidance-

West Fargo, ND — December 5, 2013 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal third quarter and nine months ended October 31, 2013.

Fiscal 2014 Third Quarter Results

For the third quarter of fiscal 2014, revenue increased to $588.0 million from revenue of $582.1 million in the third quarter last year.  Equipment sales were $441.8 million for the third quarter of fiscal 2014, compared to $456.2 million in the third quarter last year.  Parts sales were $80.9 million for the third quarter of fiscal 2014, compared to $72.1 million in the third quarter last year.  Revenue generated from service was $40.6 million for the third quarter of fiscal 2014, compared to $33.4 million in the third quarter last year.  Revenue from rental and other increased to $24.7 million for the third quarter of fiscal 2014 from $20.5 million in the third quarter last year.

Gross profit for the third quarter of fiscal 2014 was $93.6 million, compared to $94.1 million in the third quarter last year. The Company’s gross profit margin was 15.9% in the third quarter of fiscal 2014, compared to 16.2% in the third quarter last year.  Gross profit from parts and service for the third quarter of fiscal 2014 was 55% of overall gross profit and increased to $51.7 million from $44.6 million in the third quarter last year.  Solid performance from parts and service was offset by lower equipment sales and margins.

Operating expenses were 12.7% of revenue or $75.0 million for the third quarter of fiscal 2014, compared to 11.0% of revenue or $64.0 million for the third quarter of last year.  The increase in operating expenses as a percentage of revenue reflects negative same store sales in the Company’s Agriculture segment of 6.5% as well as higher operating expenses as a percent of revenue in the expanded Construction and International footprints.

Floorplan interest expense increased to $4.8 million for the third quarter of 2014 compared to $3.7 million for the same period last year due to increased levels of interest-bearing equipment inventory.

Pre-tax income for the third quarter of fiscal 2014 was $10.1 million, for a pre-tax margin of 1.7%, compared to $23.8 million, for a pre-tax margin of 4.1%, in the third quarter last year.  Pre-tax Agriculture segment income was $16.7 million for the third quarter of fiscal 2014, compared to pre-tax income of $24.9 million in the third quarter last year.  Pre-tax Construction segment loss was $3.4 million for the third quarter of fiscal 2014, compared to pre-tax income of $0.5 million in the third quarter last year.  In the third quarter of fiscal 2014, pre-tax International segment loss was $1.0 million, compared to pre-tax income of $1.4 million in the third quarter last year.

Net income attributable to common stockholders for the third quarter of fiscal 2014 was $5.7 million, compared to net income attributable to common stockholders of $13.9 million in the third quarter last year.  Earnings per diluted share for the third quarter of fiscal 2014 was $0.27, compared to $0.66 in the third quarter last year.

Fiscal 2014 First Nine Months Results

For the nine months ended October 31, 2013, revenue increased 7.3% to $1.52 billion from $1.41 billion for the same period last year. Gross profit margin for the first nine months of fiscal 2014 was 16.5%, compared to 16.6% in the same period last year. Pre-tax income for the first nine months of fiscal 2014 was $15.6 million for a pre-tax margin of 1.0%, compared to $44.9 million, or a pre-tax margin of 3.2%, for the same period last year. Net income attributable to common stockholders for the first nine months of fiscal 2014 was $9.1 million, or $0.43 per diluted share, compared to $26.6 million, or $1.27 per diluted share, for the same period last year.

Balance Sheet

The Company ended the third quarter of fiscal 2014 with cash of $113.4 million.  The Company’s inventory level was $1.2 billion as of October 31, 2013, compared to $929 million at January 31, 2013. This inventory level primarily reflected an increase in new equipment, which increased to $758.0 million at October 31, 2013, from $542.2 million at January 31, 2013, while used equipment increased to $283.6 million at October 31, 2013 from $275.6 million at January 31, 2013. The increase in new inventory is in-line with the company’s previous expectations and is higher than January levels due to planned seasonal inventory stocking for the expected highest equipment sales quarter of the fiscal year.  The Company had available $160.1 million of its $1.05 billion total discretionary floorplan lines of credit as of October 31, 2013.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “Our third quarter financial results reflect the continuation of challenges in both the agriculture and construction industries that we have previously discussed. In the third quarter, our higher margin parts and services business performed well but was offset by lower agriculture equipment sales and lower equipment margins due to pricing pressure in both industries.  We are making progress with our construction initiatives and are optimistic about the long-term potential of this segment, but it is taking longer than we expected for this to translate into improved financial results given the current challenges in this industry.”

Mr. Meyer continued, “Based on our year to date results and the various headwinds we are facing, we are reducing our revenue, net income, and earnings per share expectations for fiscal 2014. While we are not satisfied with the recent performance of our business, we remain confident in our long-term success given our proven operating model including our higher margin parts and service business. We expect to generate positive cash flow from operations as our inventory levels decline. Looking ahead, we will continue to focus on managing the controllable aspects of our business, including taking steps to reduce our inventory levels, which will help drive strong cash flow in coming quarters and enable us to navigate macroeconomic and industry headwinds and better position us for future opportunities.”

Fiscal 2014 Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of each customer’s business.  The Company is adjusting its annual guidance based on increased visibility of market conditions. For the full year ending January 31, 2014, the Company now expects revenue to be in the range of $2.15 billion to $2.35 billion compared to the previous range of $2.25 billion to $2.45 billion.   The Company expects net income attributable to common stockholders to be in the range of $11.6 million to $15.8 million, and earnings per diluted share to be in the range of $0.55 to $0.75 based on estimated weighted average diluted common shares outstanding of 21.1 million, primarily reflecting the lower expected equipment sales and margins.  This compares to previous net income attributable to common stockholders guidance in the range of $25.4 million to $31.8 million, and earnings per diluted share in the range of $1.20 to $1.50 based on estimated weighted average diluted common shares outstanding of 21.2 million.

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time).  A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com.  An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 481-2844 from the U.S.  International callers can dial (719) 457-2083.  A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, December 19, 2013, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 3691131.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 105 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including two outlet stores, and 14 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding Construction segment initiatives and improvements, Agriculture segment revenue realization, growth and profitability expectations, acquisition expectations, leverage expectations, and the expected results of operations for upcoming quarters and the fiscal year ending January 31, 2014, including components of such expected results of operations, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1105

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	October 31,	January 31,
	2013	2013
	(Unaudited)	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$113,368	$124,360
Receivables, net	110,981	121,786
Inventories	1,175,665	929,216
Prepaid expenses and other	25,893	8,178
Income taxes receivable	2,859	503
Deferred income taxes	8,611	8,357

Total current assets	1,437,377	1,192,400

INTANGIBLES AND OTHER ASSETS
Noncurrent inventories	5,871	3,507
Goodwill	30,997	30,903
Intangible assets, net of accumulated amortization	13,873	14,089
Other	6,960	8,534

Total intangibles and other assets	57,701	57,033

PROPERTY AND EQUIPMENT, net of accumulated depreciation	235,852	194,641

TOTAL ASSETS	$1,730,930	$1,444,074

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$34,289	$28,282
Floorplan notes payable	937,218	689,410
Current maturities of long-term debt	9,926	10,568
Customer deposits	27,991	46,775
Accrued expenses	44,036	29,590
Income taxes payable	153	310

Total current liabilities	1,053,613	804,935

LONG-TERM LIABILITIES
Senior convertible notes	128,059	125,666
Long-term debt, less current maturities	85,658	56,592
Deferred income taxes	46,909	47,411
Other long-term liabilities	6,445	9,551

Total long-term liabilities	267,071	239,220

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, 45,000 shares authorized; 21,263 shares issued and outstanding at October 31, 2013; 21,092 shares issued and outstanding at January 31, 2013	—	—
Additional paid-in-capital	238,331	236,521
Retained earnings	169,968	160,724
Accumulated other comprehensive loss	(915)	(735)
Total Titan Machinery Inc. stockholders’ equity	407,384	396,510
Noncontrolling interest	2,862	3,409
Total stockholders’ equity	410,246	399,919

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,730,930	$1,444,074

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE
Equipment	$441,752	$456,168	$1,134,885	$1,084,866
Parts	80,903	72,101	214,373	188,840
Service	40,646	33,365	112,516	93,583
Rental and other	24,660	20,478	56,041	46,617
TOTAL REVENUE	587,961	582,112	1,517,815	1,413,906

COST OF REVENUE
Equipment	406,867	414,028	1,039,773	985,397
Parts	55,419	49,266	148,152	130,276
Service	14,453	11,611	40,199	32,448
Rental and other	17,616	13,148	38,595	30,953
TOTAL COST OF REVENUE	494,355	488,053	1,266,719	1,179,074

GROSS PROFIT	93,606	94,059	251,096	234,832

OPERATING EXPENSES	75,005	63,950	214,083	175,313

INCOME FROM OPERATIONS	18,601	30,109	37,013	59,519

OTHER INCOME (EXPENSE)
Interest income and other income (expense)	(260)	258	674	865
Floorplan interest expense	(4,779)	(3,704)	(11,944)	(9,022)
Other interest expense	(3,493)	(2,886)	(10,115)	(6,453)

INCOME BEFORE INCOME TAXES	10,069	23,777	15,628	44,909

PROVISION FOR INCOME TAXES	(4,311)	(9,418)	(6,506)	(17,786)

NET INCOME INCLUDING NONCONTROLLING INTEREST	5,758	14,359	9,122	27,123

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(67)	298	(122)	256

NET INCOME ATTRIBUTABLE TO TITAN MACHINERY INC.	$5,825	$14,061	$9,244	$26,867

LESS: NET INCOME ALLOCATED TO PARTICIPATING SECURITIES	(97)	(150)	(132)	(270)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$5,728	$13,911	$9,112	$26,597

EARNINGS PER SHARE - DILUTED	$0.27	$0.66	$0.43	$1.27
WEIGHTED AVERAGE COMMON SHARES - DILUTED	21,031	20,988	21,029	20,982

TITAN MACHINERY INC.

Segment Results

(in thousands)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2013	2012	% Change	2013	2012	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Revenue
Agriculture	$459,005	$478,722	(4.1)%	$1,186,893	$1,146,393	3.5%
Construction	109,850	94,852	15.8%	290,637	271,728	7.0%
International	40,255	28,217	42.7%	107,855	53,756	100.6%
Segment revenue	609,110	601,791	1.2%	1,585,385	1,471,877	7.7%
Eliminations	(21,149)	(19,679)	(7.5)%	(67,570)	(57,971)	(16.6)%
Total	$587,961	$582,112	1.0%	$1,517,815	$1,413,906	7.3%

Income (Loss) Before Income Taxes
Agriculture	$16,677	$24,855	(32.9)%	$34,451	$49,567	(30.5)%
Construction	(3,407)	520	(755.2)%	(11,642)	768	(1615.9)%
International	(1,022)	1,396	(173.2)%	(1,441)	1,403	(202.7)%
Segment income (loss) before income taxes	12,248	26,771	(54.2)%	21,368	51,738	(58.7)%
Shared Resources	(2,424)	(2,340)	(3.6)%	(4,775)	(4,843)	1.4%
Eliminations	245	(654)	137.5%	(965)	(1,986)	51.4%
Total	$10,069	$23,777	(57.7)%	$15,628	$44,909	(65.2)%

Note: The Company reports its revenues and income (loss) before income taxes at the segment level before inter-company eliminations.